Exhibit 4.6

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited-purpose trust company organized under the New York Banking Law (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

STATE STREET CORPORATION

Floating Rate Notes Due April 30, 2012

No. 1	$250,000,000
CUSIP ___________	Issue Date: April 30, 2007
ISIN _____________
Common Code ____________

State Street Corporation, a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Fifty Million Dollars ($250,000,000) on April 30, 2012 and to pay interest thereon from April 30, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on April 30, July 30, October 30 and December 30 in each year, commencing July 30, 2007 at the rate of Three-Month LIBOR plus 0.10% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whole name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 15, July 15, October 15 or December 15, whether or not a Business Day, as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

“Interest Period” means the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the next day preceding that Interest Payment Date.

“Three-Month LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Interest Period. If such rate does not appear on Reuters Screen LIBOR01 Page, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period, as applicable, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Interest Period will be the same as Three-Month LIBOR as determined for the previous Interest Period. The establishment of Three-Month LIBOR for each Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Calculation Agent” means U.S. Bank National Association, or any other firm appointed by the Company, acting as calculation agent.

“LIBOR Determination Date” means the second London banking day immediately preceding the first day of the Interest Period.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

The amount of interest for each day this Security is outstanding, or the “Daily Interest Amount,” will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of this Security. The amount of interest to be paid on this Security for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

If any Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of maturity for this Security, that Interest Payment Date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that Interest Payment Date will be the immediately preceding day that is a Business Day. If the date of maturity for this Security is not a Business Day, payment of principal and interest on this Security will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity. “Business Day” means any London Business Day other than any Saturday, Sunday or other day on which banking institutions in New York, New York and Boston, Massachusetts are authorized or required by law or executive order to remain closed. A “London Business Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the offices or agencies of the Company maintained for that purpose in the City of Boston, Massachusetts (the “Place of Payment”), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that for so long as this Security is a Global Security, payment of the principal of (and premium, if any) and any interest on this Security will be made by the Paying Agent by wire transfer of immediately available funds to a separate account of the Depositary or its nominee at the Federal Reserve Bank of New York, provided that, in the case of payments made at maturity of such Global Security, the Global Security is presented to the Paying Agent in time for the Paying Agent to make such payment sin accordance with its normal procedures.

This Security may be subject to redemption at the option of the Holder hereof in accordance with the terms hereof on the Holder’s Optional Repayment Date specified on the face hereof.  The redemption option may be exercised on the Holder’s Optional Prepayment Date for the entire principal amount hereof or less than the entire principal amount hereof, so long as the principal amount to be redeemed is equal to $1,000 or an integral multiple of $1,000 and any remaining principal amount hereof is at least $250,000, at the option of the Holder hereof at 100% of such principal amount to be redeemed, together with accrued and unpaid interest hereon payable to the date of repayment.  For this Security to be repaid in whole or in part at the option of the Holder hereof on the Holder’s Optional Repayment Date, this Security must be surrendered, with the form below entitled “Option to Elect Repayment” duly completed, to the Paying Agent at the office of the Paying Agent in the Place of Payment, or at such other address which the Company shall from time to time notify the holders of the Securities, not more than 60 nor less than 30 days prior to such Holders’ Optional Repayment Date.  Exercise of such repayment option by the Holder hereof shall be irrevocable.  Each Person owning a beneficial interest in this Security must rely on the procedures of DTC, and if such person is not an Agent Member of DTC, on the procedures of the Agent Member through which such Person owns its interest, to exercise it rights of repayment.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in or more series under an Indenture, dated as of August 2, 1993 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The First National Bank of Boston, as initial trustee, as succeeded by Fleet National Bank, as succeeded by U.S. Bank National Association, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $250,000,000.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series as the time Outstanding shall have made written request to the Trustee to institute proceedings as Trustee in respect of such Event of Default and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof of his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, or authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee and transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee not any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication heron has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: April ____, 2007

STATE STREET CORPORATION

By
Name:
Title:

Attest:

___________________________

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is on of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By